Exhibit 99.1

January 28, 2014	Media Contact:	Patty Seif
WILMINGTON, Del.		302-774-4482
patricia.r.seif@dupont.com
	Investor Contact:	302-774-4994

DuPont Reports 4Q and Full-Year 2013 Operating EPS of $.59 and $3.88;

4Q Segment Operating Earnings Grow 52 Percent on Higher Volume, Improved Operating Margins

Company Expects 2014 Operating Earnings of $4.20-$4.45 Per Share;

Separately Announces Multi-Year $5 Billion Share Repurchase Program

WILMINGTON, Del., Jan. 28, 2014 — DuPont today announced fourth quarter 2013 operating earnings of $.59 per share compared to $.20 per share in the prior year.  GAAP1 earnings from continuing operations were $183 million or $.19 per share, versus $4 million or zero per share last year.  Fourth quarter results reflect strong volume growth, improved operating margins and a lower base tax rate compared to the prior year.

The company said that it expects full-year 2014 operating earnings of $4.20 to $4.45 per share, up 8 to 15 percent versus 2013. DuPont separately announced that its Board of Directors authorized a new $5 billion share repurchase program, with $2 billion expected to occur in 2014.

“Our strong fourth quarter results reflect successful execution across the company against the backdrop of a gradually improving global economy,” said DuPont Chair and CEO Ellen Kullman.  “For the year, we delivered double-digit operating earnings growth and higher margins, aside from the substantial decline in Performance Chemicals. The improvement was driven by higher volumes, new innovative products and productivity gains.”

“Our 2013 results and strategic actions demonstrate we are advancing our plan to build a higher growth, higher value DuPont and reinforce our decision to separate Performance Chemicals into a strong, independent company,” Kullman said.  “Our $5 billion share repurchase program reflects ongoing confidence in our plan to continue increasing the value of DuPont for shareholders in 2014 and beyond.”

Fourth Quarter Highlights

•                  Company sales increased 6 percent to $7.7 billion, with 9 percent volume growth reflecting increased demand across all segments and regions.

•                  Segment operating earnings of $939 million increased 52 percent versus $616 million last year, with operating margin improvement across most segments.

•                  Agriculture operating earnings were $88 million compared to a seasonal operating loss of $77 million last year, driven by strong insecticide sales in Latin America and earlier seed shipments.

•                  Electronics & Communications, Safety & Protection and Nutrition & Health recorded operating earnings increases of 116 percent, 57 percent, and 40 percent, respectively.

(1)Generally Accepted Accounting Principles (GAAP)

E. I. du Pont de Nemours and Company

Full Year Highlights

•                  2013 operating earnings were $3.88 per share, up 3 percent from $3.77 per share in the prior year.  Sales increased 3 percent to $35.7 billion with 5 percent higher volume.  GAAP earnings from continuing operations were $3.04 per share versus $2.59 per share last year.

•                  Segment operating earnings were $5.9 billion, down from $6.3 billion last year primarily due to a $0.8 billion decline ($.66 per share) in Performance Chemicals.  Excluding Performance Chemicals in both years, segment operating earnings increased $490 million, or 11 percent.

•                  Agriculture operating earnings grew 16 percent on 13 percent higher sales, partially offset by higher seed input costs and negative currency impact.  Sales growth was principally driven by higher global seed prices and volumes, increased global insecticide and fungicide volumes, and the benefit of increased ownership in Pannar Seed (Pty) Ltd.

•                  Free cash flow was $1.3 billion versus $3.1 billion in the prior year, primarily due to the decline in Performance Chemicals earnings, changes in Agriculture working capital, and the absence of Performance Coatings earnings following the 2013 divestiture.

•                  The unfunded pension and OPEB liability decreased $4.9 billion to $8.4 billion at December 31, 2013.

Global Consolidated Net Sales — 4th Quarter

Fourth quarter 2013 net sales of $7.7 billion increased 6 percent versus last year, reflecting 9 percent higher volume, partly offset by 2 percent lower local selling prices and a 1 percent negative currency impact.  The table below shows fourth quarter regional sales and variances versus fourth quarter 2012.

	Three Months Ended December 31, 2013		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price	Currency Effect	Volume	Portfolio/ Other
U.S. & Canada	$2,648	4	(3)	—	8	(1)
EMEA*	1,757	11	(1)	3	6	3
Asia Pacific	1,987	2	(5)	(4)	11	—
Latin America	1,355	8	—	(4)	12	—

Total Consolidated Sales	$7,747	6	(2)	(1)	9	—

* Europe, Middle East & Africa

Segment Sales — 4th Quarter

The table below shows fourth quarter 2013 segment sales with related variances versus the fourth quarter 2012.

	Three Months Ended December 31, 2013		Percentage Change Due to:
SEGMENT SALES (Dollars in millions)	$	% Change	USD Price	Volume	Portfolio/ Other
Agriculture	$1,806	18	—	14	4
Electronics & Communications	642	3	(14)	17	—
Industrial Biosciences	326	9	—	9	—
Nutrition & Health	872	2	2	2	(2)
Performance Chemicals	1,616	2	(10)	12	—
Performance Materials	1,576	3	(2)	6	(1)
Safety & Protection	975	1	—	1	—
Other	1	nm
Total segment sales	7,814
Elimination of transfers	(67)
Consolidated net sales	$7,747

Operating Earnings — 4th Quarter

			Change vs. 2012
(Dollars in millions)	4Q13	4Q12	$	%
Agriculture	$88	$(77)	$165	214%
Electronics & Communications	93	43	50	116%
Industrial Biosciences	40	41	(1)	-2%
Nutrition & Health	81	58	23	40%
Performance Chemicals	229	236	(7)	-3%
Performance Materials	295	273	22	8%
Safety & Protection	209	133	76	57%
Other	(101)	(100)	(1)	nm
	934	607	327	54%
Pharmaceuticals	5	9	(4)	-44%
Total segment operating earnings (1)	939	616	323	52%

Corporate expenses	(191)	(215)	24	nm
Interest expense	(108)	(117)	9	nm
Operating earnings before income taxes and exchange gains/losses	640	284	356	125%
Provision for income taxes on operating earnings, excluding taxes on exchange gains/losses	(43)	(61)	18	nm
Net after-tax exchange gains (losses) (2)	(39)	(29)	(10)	nm
Net income attributable to noncontrolling interests	—	(1)	1	nm
Operating earnings	$558	$193	$365	189%

Operating earnings per share	$0.59	$0.20	$0.39	195%

(1)  See Schedules B and C for listing of significant items and their impact by segment.

(2)  See Schedule D for additional information on exchange gains and losses.

Global Consolidated Net Sales — Full Year

Full-year 2013 net sales of $35.7 billion increased 3 percent versus last year, reflecting 5 percent higher volume, partly offset by 1 percent lower local selling prices and a 1 percent negative currency impact.   The table below shows full year regional sales and variances versus full year 2012.

	12 Months Ended December 31, 2013		Percentage Change Due to:
(Dollars in millions)	$	% Change	Local Price	Currency Effect	Volume	Portfolio/ Other
U.S. & Canada	$14,788	4	1	—	3	—
EMEA*	8,379	4	(2)	1	4	1
Asia Pacific	7,775	(3)	(6)	(3)	6	—
Latin America	4,792	6	—	(3)	9	—

Total Consolidated Sales	$35,734	3	(1)	(1)	5	—

* Europe, Middle East & Africa

Segment Sales — Full Year

The table below shows full-year 2013 segment sales with related variances versus the prior year.

	12 Months Ended December 31, 2013		Percentage Change Due to:
SEGMENT SALES (Dollars in millions)	$	% Change	USD Price	Volume	Portfolio/ Other
Agriculture	$11,739	13	5	7	1
Electronics & Communications	2,549	(6)	(8)	2	—
Industrial Biosciences	1,224	4	2	2	—
Nutrition & Health	3,473	1	3	—	(2)
Performance Chemicals	6,703	(7)	(12)	5	—
Performance Materials	6,468	—	(3)	4	(1)
Safety & Protection	3,884	2	(1)	3	—
Other	6	nm
Total segment sales	36,046
Elimination of transfers	(312)
Consolidated net sales	$35,734

Operating Earnings — Full Year

			Change vs. 2012
(Dollars in millions)	FY 2013	FY 2012	$	%
Agriculture	$2,483	$2,138	$345	16%
Electronics & Communications	334	259	75	29%
Industrial Biosciences	169	162	7	4%
Nutrition & Health	299	319	(20)	-6%
Performance Chemicals	998	1,814	(816)	-45%
Performance Materials	1,297	1,225	72	6%
Safety & Protection	690	620	70	11%
Other	(377)	(348)	(29)	nm
	5,893	6,189	(296)	-5%
Pharmaceuticals	32	62	(30)	-48%
Total segment operating earnings (1)	5,925	6,251	(326)	-5%

Corporate expenses	(762)	(864)	102	nm
Interest expense	(448)	(464)	16	nm
Operating earnings before income taxes and exchange gains/losses	4,715	4,923	(208)	-4%
Provision for income taxes on operating earnings, excluding taxes on exchange gains/losses	(983)	(1,190)	207	nm
Net after-tax exchange gains (losses) (2)	(86)	(142)	56	nm
Net income attributable to noncontrolling interests	(14)	(25)	11	nm
Operating earnings	$3,632	$3,566	$66	2%

Operating earnings per share	$3.88	$3.77	$0.11	3%

(1)  See Schedules B and C for listing of significant items and their impact by segment.

(2)  See Schedule D for additional information on exchange gains and losses.

The following is a summary of business results for each of the company’s reportable segments comparing fourth quarter with the prior year, unless otherwise noted. References to selling price are on a U.S. dollar basis, including the impact of currency.

Agriculture — Operating earnings were $88 million compared to a seasonal operating loss of $77 million in last year’s fourth quarter.  The improvement was driven by strong insecticide sales in Latin America, earlier seed shipments for the Brazil safrinha corn season enabled by recent investments, and earlier direct seed shipments to North American farmers, partially offset by negative currency impact.  As a result of the earlier timing of seed shipments, about $100 million of operating earnings were realized in the fourth quarter versus the first quarter 2014.

Full year operating earnings of $2.5 billion grew 16 percent on 13 percent higher sales, partially offset by higher seed input costs and negative currency impact.  Sales growth was principally driven by higher global seed prices and volumes, increased global insecticide and fungicide volumes, and the benefit of increased ownership in Pannar.

Electronics & Communications — Operating earnings of $93 million increased $50 million driven by higher sales volume and improved plant utilization.  Higher volume, mainly in photovoltaic markets reflecting demand improvement and share gains, was offset in part by reduced selling prices, largely from pass-through of lower metals prices.

Industrial Biosciences — Operating earnings of $40 million were essentially flat on increased demand for Sorona® polymer for carpeting and apparel and enzymes for ethanol production, offset by higher costs.

Nutrition & Health — Operating earnings of $81 million increased $23 million driven by pricing gains and increased demand in protein solutions, probiotics and cultures.  Operating margin improved more than two points as pricing gains, mix enrichment and productivity actions more than offset growth investments.

Performance Chemicals — Operating earnings of $229 million were down 3 percent as price declines for titanium dioxide and refrigerants, along with higher raw material costs, more than offset volume increases and improved plant utilization in both businesses. Titanium dioxide volume was up 18 percent from fourth quarter 2012.

Performance Materials — Operating earnings of $295 million increased $22 million reflecting higher volume from increased demand in packaging, automotive, and industrial markets, partially offset by lower selling prices and higher raw material costs.

Safety & Protection — Operating earnings of $209 million increased $76 million due primarily to continued productivity improvements, improved plant utilization, and higher volume, primarily in industrial markets.

Additional information is available on the DuPont Investor Center website at http://www.investors.dupont.com.

Outlook

The company expects full-year 2014 operating earnings of $4.20 to $4.45 per share, up 8 to 15 percent versus 2013, with full-year 2014 sales increasing 4 percent to about $37 billion, including about a 2 percent decline from portfolio changes.  The outlook reflects an expectation for continuing improvement in global industrial production, lower agricultural input costs, and a slightly stronger average exchange value for the U.S. dollar.  This outlook also recognizes that Agriculture earnings of approximately $.09 per share that historically would have been earned in the first quarter 2014 were realized in the fourth quarter 2013 due to earlier timing of seed shipments.

Use of Non-GAAP Measures

Management believes that certain non-GAAP measurements are meaningful to investors because they provide insight with respect to ongoing operating results of the company.  Such measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance.  Reconciliations of non-GAAP measures to GAAP are provided in schedules A, C and D.

DuPont (NYSE: DD) has been bringing world-class science and engineering to the global marketplace in the form of innovative products, materials, and services since 1802.  The company believes that by collaborating with customers, governments, NGOs, and thought leaders we can help find solutions to such global challenges as providing enough healthy food for people everywhere, decreasing dependence on fossil fuels, and protecting life and the environment.  For additional information about DuPont and its commitment to inclusive innovation, please visit http://www.dupont.com.

Forward-Looking Statements:  This news release contains forward-looking statements which may be identified by their use of words like “plans,” “expects,” “will,” “believes,” “intends,” “estimates,” “anticipates” or other words of similar meaning.  All statements that address expectations or projections about the future, including statements about the company’s growth strategy, product development, regulatory approval, market position, anticipated benefits of acquisitions, outcome of contingencies, such as litigation and environmental matters, expenditures and financial results, are forward-looking statements.  Forward-looking statements are not guarantees of future performance and are based on certain assumptions and expectations of future events which may not be realized.  Forward-looking statements also involve risks and uncertainties, many of which are beyond the company’s control.  Some of the important factors that could cause the company’s actual results to differ materially from those projected in any such forward-looking statements are: fluctuations in energy and raw material prices; failure to develop and market new products and optimally manage product life cycles; significant litigation and environmental matters; failure to appropriately manage process safety and product stewardship issues; changes in laws and regulations or political conditions; global economic and capital markets conditions, such as inflation, interest and currency exchange rates; business or supply disruptions; security threats, such as acts of sabotage, terrorism or war, weather events and natural disasters; ability to protect and enforce the company’s intellectual property rights; successful integration of acquired businesses and separation of underperforming or non-strategic assets or businesses and successful completion of the proposed spinoff of the Performance Chemicals segment including ability to fully realize the expected benefits of the proposed spinoff.  The company undertakes no duty to update any forward-looking statements as a result of future developments or new information.

#   #   #

01/28/14

E. I. du Pont de Nemours and Company

Consolidated Income Statements

(Dollars in millions, except per share amounts)

SCHEDULE A

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Net sales	$7,747	$7,325	$35,734	$34,812
Other income, net (a)	89	247	410	498
Total	7,836	7,572	36,144	35,310

Cost of goods sold	5,133	4,980	22,548	21,538
Other operating charges (a)	995	1,013	3,838	4,077
Selling, general and administrative expenses	814	836	3,554	3,527
Research and development expense	550	561	2,153	2,123
Interest expense	108	117	448	464
Employee separation / asset related charges, net (a)	114	99	114	493
Total	7,714	7,606	32,655	32,222

Income (loss) from continuing operations before income taxes	122	(34)	3,489	3,088
(Benefit from) provision for income taxes on continuing operations (a)	(61)	(38)	626	616
Income from continuing operations after income taxes	183	4	2,863	2,472
Income from discontinued operations after taxes	2	89	1,999	308

Net income	185	93	4,862	2,780

Less: Net income attributable to noncontrolling interests	—	1	14	25

Net income attributable to DuPont	$185	$92	$4,848	$2,755

Basic earnings per share of common stock (b):
Basic earnings per share of common stock from continuing operations	$0.19	$—	$3.07	$2.61
Basic earnings per share of common stock from discontinued operations	—	0.09	2.16	0.33
Basic earnings per share of common stock	$0.20	$0.10	$5.22	$2.94

Diluted earnings per share of common stock (b):
Diluted earnings per share of common stock from continuing operations	$0.19	$—	$3.04	$2.59
Diluted earnings per share of common stock from discontinued operations	—	0.09	2.14	0.33
Diluted earnings per share of common stock	$0.20	$0.09	$5.18	$2.91

Dividends per share of common stock	$0.45	$0.43	$1.78	$1.70

Average number of shares outstanding used in earnings per share (EPS) calculation:
Basic	927,279,000	933,420,000	925,984,000	933,275,000
Diluted	934,949,000	941,219,000	933,147,000	942,197,000

(a) See Schedule B for detail of significant items.

(b) The sum of the individual earnings per share amounts may not equal the total due to rounding.

Reconciliation of Non-GAAP Measures

Summary of Earnings Comparison

	Three Months Ended December 31,			Twelve Months Ended December 31,
	2013	2012	% Change	2013	2012	% Change
Income from continuing operations after income taxes (GAAP)	$183	$4	4475%	$2,863	$2,472	16%
Less: Significant items benefit (charge) included in income from continuing operations after income taxes (per Schedule B)	(294)	(91)		(423)	(680)
Non-operating pension/OPEB costs included in income from continuing operations after income taxes	(81)	(99)		(360)	(439)
Net income attributable to noncontrolling interest	—	1		14	25
Operating earnings	$558	$193	189%	$3,632	$3,566	2%

EPS from continuing operations (GAAP)	$0.19	$—	n/a	$3.04	$2.59	17%
Significant items benefit (charge) included in EPS (per Schedule B)	(0.31)	(0.09)		(0.45)	(0.72)
Non-operating pension/OPEB costs included in EPS	(0.09)	(0.11)		(0.39)	(0.46)
Operating EPS	$0.59	$0.20	195%	$3.88	$3.77	3%

E. I. du Pont de Nemours and Company

Condensed Consolidated Balance Sheets

(Dollars in millions, except per share amounts)

SCHEDULE A (continued)

	December 31, 2013	December 31, 2012
Assets
Current assets
Cash and cash equivalents	$8,941	$4,284
Marketable securities	145	123
Accounts and notes receivable, net	6,047	5,452
Inventories	8,042	7,565
Prepaid expenses	206	204
Deferred income taxes	775	613
Assets held for sale	228	3,076
Total current assets	24,384	21,317
Property, plant and equipment, net of accumulated depreciation (December 31, 2013 - $19,438; December 31, 2012 - $19,085)	12,993	12,741
Goodwill	4,713	4,616
Other intangible assets	5,096	5,126
Investment in affiliates	1,011	1,163
Deferred income taxes	2,353	3,936
Other assets	949	960
Total	$51,499	$49,859

Liabilities and Equity
Current liabilities
Accounts payable	$5,180	$4,853
Short-term borrowings and capital lease obligations	1,721	1,275
Income taxes	247	343
Other accrued liabilities	6,219	5,997
Liabilities related to assets held for sale	—	1,084
Total current liabilities	13,367	13,552
Long-term borrowings and capital lease obligations	10,741	10,465
Other liabilities	10,179	14,687
Deferred income taxes	926	856
Total liabilities	35,213	39,560

Commitments and contingent liabilities

Stockholders’ equity
Preferred stock	237	237
Common stock, $0.30 par value; 1,800,000,000 shares authorized; Issued at December 31, 2013 - 1,014,027,000 ; December 31, 2012 - 1,020,057,000	304	306
Additional paid-in capital	11,072	10,655
Reinvested earnings	16,784	14,383
Accumulated other comprehensive loss	(5,441)	(8,646)
Common stock held in treasury, at cost (87,041,000 shares at December 31, 2013 and December 31, 2012)	(6,727)	(6,727)
Total DuPont stockholders’ equity	16,229	10,208
Noncontrolling interests	57	91
Total equity	16,286	10,299
Total	$51,499	$49,859

E. I. du Pont de Nemours and Company

Condensed Consolidated Statement of Cash Flows

(Dollars in millions)

SCHEDULE A (continued)

	Twelve Months Ended December 31,
	2013	2012
Total Company

Net income	$4,862	$2,780
Adjustments to reconcile net income to cash used for operating activities:
Depreciation	1,280	1,376
Amortization	323	337
Other operating charges and credits - net	859	1,185
Gain on sale of business	(2,687)	—
Contributions to pension plans	(313)	(848)
Change in operating assets and liabilities - net	(1,145)	19
Cash provided by operating activities	3,179	4,849

Investing activities
Purchases of property, plant and equipment	(1,882)	(1,793)
Investments in affiliates	(58)	(97)
Payments for businesses - net of cash acquired	(133)	(18)
Proceeds from sale of business - net	4,841	—
Proceeds from sales of assets - net	142	302
Net (increase) decrease in short-term financial instruments	(45)	315
Forward exchange contract settlements	40	(40)
Other investing activities - net	40	(15)
Cash provided by (used for) investing activities	2,945	(1,346)

Financing activities
Dividends paid to stockholders	(1,661)	(1,594)
Net increase (decrease) in borrowings	717	(793)
Repurchase of common stock	(1,000)	(400)
Proceeds from exercise of stock options	536	550
Payments for noncontrolling interest	(65)	(470)
Other financing activities - net	(1)	10
Cash used for financing activities	(1,474)	(2,697)

Effect of exchange rate changes on cash	(88)	(13)

Cash classified as held for sale	—	(95)

Increase in cash and cash equivalents	4,562	698

Cash and cash equivalents at beginning of period	4,379	3,586

Cash and cash equivalents at end of period	$8,941	$4,284

Reconciliation of Non-GAAP Measure

Calculation of Free Cash Flow - Total Company

	Twelve Months Ended December 31,
	2013	2012
Cash provided by operating activities	$3,179	$4,849
Purchases of property, plant and equipment	(1,882)	(1,793)
Free cash flow	$1,297	$3,056

E. I. du Pont de Nemours and Company

Schedule of Significant Items from Continuing Operations

(Dollars in millions, except per share amounts)

SCHEDULE B

SIGNIFICANT ITEMS FROM CONTINUING OPERATIONS

	Pre-tax		After-tax		($ Per Share)
	2013	2012	2013	2012	2013	2012
1st Quarter
Customer claims charge (a)	$(35)	$(50)	$(22)	$(32)	$(0.02)	$(0.04)
Income tax items (b)	—	—	42	—	0.04	—
1st Quarter - Total	$(35)	$(50)	$20	$(32)	$0.02	$(0.04)

2nd Quarter
Customer claims charge (a)	$(80)	$(265)	$(51)	$(169)	$(0.05)	$(0.18)
Income tax items (c)	(11)	—	(27)	—	(0.03)	—
Litigation settlement (d)	—	(137)	—	(123)	—	(0.13)
Gain on sale of equity method investment (e)	—	122	—	77	—	0.08
2nd Quarter - Total	$(91)	$(280)	$(78)	$(215)	$(0.08)	$(0.23)

3rd Quarter
Customer claims charge (a)	$(40)	$(125)	$(24)	$(80)	$(0.03)	$(0.09)
Litigation settlement (f)	(72)	—	(47)	—	(0.05)	—
Restructuring charge (g)	—	(152)	—	(105)	—	(0.11)
Asset impairment charge (h)	—	(242)	—	(157)	—	(0.17)
3rd Quarter - Total	$(112)	$(519)	$(71)	$(342)	$(0.08)	$(0.37)

4th Quarter
Customer claims charge (a)	$(197)	$(135)	$(129)	$(89)	$(0.13)	$(0.09)
Restructuring charge/adjustments (i)	5	(66)	3	(56)	—	(0.06)
Asset impairment charge (h)	(129)	(33)	(168)	(21)	(0.18)	(0.02)
Gain on sale of a business (j)	—	117	—	75	—	0.08
4th Quarter - Total	$(321)	$(117)	$(294)	$(91)	$(0.31)	$(0.09)

Full Year - Total (k)	$(559)	$(966)	$(423)	$(680)	$(0.45)	$(0.72)

E. I. du Pont de Nemours and Company

Schedule of Significant Items from Continuing Operations

(Dollars in millions, except per share amounts)

SCHEDULE B (continued)

(a)

Fourth quarter 2013 included a net charge of $(197) consisting of a $(245) charge associated with the company’s process to fairly resolve claims related to the use of Imprelis® herbicide offset by $48 of insurance recoveries. At December 31, 2013, the company had recorded charges of $(1,175) which represents the company’s best estimate of the loss associated with resolving these claims. The company had accruals of $489 related to these claims at December 31, 2013. The company has an applicable insurance program with a deductible equal to the first $100 of costs and expenses. The insurance program limits are $725 for costs and expenses in excess of the $100. The company has submitted and will continue to submit requests for payment to its insurance carriers for costs associated with this matter. The company has begun to receive payment from its insurance carriers and continues to seek recovery although the timing and outcome remain uncertain. These charges are recorded in Other operating charges and relate to the Agriculture segment.

(b)

First quarter 2013 included a net tax benefit of $42 consisting of a $68 benefit for the 2013 extension of certain U.S business tax provisions offset by a ($26) charge related to the global distribution of Performance Coatings cash proceeds.

(c)

Second quarter 2013 included a charge of ($11) in Other income, net related to interest on a prior year tax position. Second quarter 2013 also included a charge of ($49) associated with a change in accrual for a prior year tax position (inclusive of a benefit associated with interest on a prior year tax position) offset by a $33 benefit for an enacted tax law change.

(d)

Second quarter 2012 included a charge of ($137) recorded in Other operating charges primarily related to the company’s settlement of litigation with Invista. This matter is recorded in the Other segment.

(e)	Second quarter 2012 included a pre-tax gain of $122 recorded in Other income, net associated with the sale of an equity method investment in the Electronics & Communications segment.

(f)

Third quarter 2013 included a charge of $(72) recorded in Other operating charges related to the company’s settlement of titanium dioxide antitrust litigation. This matter relates to the Performance Chemicals segment.

(g)

Third quarter 2012 included a $(152) restructuring charge recorded in Employee separation/asset related charges, net consisting of $133 of severance and related benefit costs and $19 of asset related charges as a result of the company’s plan to eliminate corporate costs previously allocated to Performance Coatings and cost-cutting actions to improve competitiveness. Pre-tax charges by segment were: Agriculture - $(3), Nutrition & Health - $(13), Electronics & Communications - $(7), Performance Chemicals - $(3), Performance Materials - $(9), Safety & Protection - $(55), Industrial Biosciences - $(3), and Corporate expenses - $(59).

(h)

Fourth quarter 2013 and third quarter 2012 included impairment charges of $(129) and $(150), respectively, recorded in Employee separation/asset related charges, net related to an asset grouping within the Electronics & Communications segment. The fourth quarter 2013 charge was the result of strategic decisions related to the thin film photovoltaic market and the third quarter 2012 charge was a result of deteriorating conditions in the thin film photovoltaic market. Fourth quarter 2012 included a $(33) impairment charge recorded in Employee separation/asset related charges, net related to an asset group within the Performance Chemicals segment. The charge was a result of strategic decisions related to deteriorating conditions within a specific industrial chemicals market. Third quarter 2012 included a $(92) impairment charge within Performance Materials as a result of deteriorating conditions in an industrial polymer market.

(i)

Fourth quarter 2013 included a net $5 restructuring adjustment consisting of a $24 benefit associated with prior year restructuring programs and a $(19) charge associated with restructuring actions related to a joint venture. The majority of the $24 net reduction recorded in Employee separation/asset related charges, net was due to the achievement of work force reductions through non-severance programs associated with the 2012 restructuring program. The charge of $(19) included $(9) recorded in Employee separation/asset related charges, net and $(10) recorded in Other income, net and was the result of restructuring actions related to a joint venture within the Performance Materials segment. Pre-tax amounts by segment were: Agriculture - $1, Electronics & Communications - $(2), Industrial Biosciences - $1, Nutrition & Health - $6, Performance Chemicals - $(2), Performance Materials - $(16), Safety & Protection - $4, Other - $5, and Corporate - $8. Fourth quarter 2012 included a $(66) restructuring charge recorded in Employee separation/asset related charges, net primarily as a result of the company’s plans to eliminate corporate costs previously allocated to Performance Coatings and cost-cutting actions to improve competitiveness, partially offset by a reversal of prior year restructuring accruals. Pre-tax charges by segment are: Agriculture - $(8), Electronics & Communications - $(2), Nutrition & Health - $(36), Performance Materials - $(3), Safety & Protection - $(3), Other - $11, and Corporate expenses - $(25).

(j)	Fourth quarter 2012 included a pre-tax gain of $117 recorded in Other income, net associated with the sale of a business in the Agriculture segment.

(k)	Earnings per share for the year may not equal the sum of quarterly earnings per share due to changes in average share calculations.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
SEGMENT SALES (1)
Agriculture	$1,806	$1,535	$11,739	$10,426
Electronics & Communications	642	622	2,549	2,701
Industrial Biosciences	326	300	1,224	1,180
Nutrition & Health	872	853	3,473	3,422
Performance Chemicals	1,616	1,588	6,703	7,188
Performance Materials	1,576	1,534	6,468	6,447
Safety & Protection	975	964	3,884	3,825
Other	1	1	6	5
Total Segment sales	7,814	7,397	36,046	35,194

Elimination of transfers	(67)	(72)	(312)	(382)
Consolidated net sales	$7,747	$7,325	$35,734	$34,812

(1)   Sales for the reporting segments include transfers.

E. I. du Pont de Nemours and Company

Consolidated Segment Information

(Dollars in millions)

SCHEDULE C (continued)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
INCOME/(LOSS) FROM CONTINUING OPERATIONS (GAAP)
Agriculture	$(108)	$(103)	$2,132	$1,669
Electronics & Communications	(38)	41	203	222
Industrial Biosciences	41	41	170	159
Nutrition & Health	87	22	305	270
Performance Chemicals	227	203	924	1,778
Performance Materials	279	270	1,281	1,121
Safety & Protection	213	130	694	562
Pharmaceuticals	5	9	32	62
Other	(96)	(89)	(372)	(474)
Total Segment PTOI	610	524	5,369	5,369

Corporate expenses	(183)	(240)	(765)	(948)
Interest expense	(108)	(117)	(448)	(464)
Non-operating pension/OPEB costs	(124)	(147)	(539)	(654)
Net exchange gains (losses) (1)	(73)	(54)	(128)	(215)
Income (loss) before income taxes from continuing operations	$122	$(34)	$3,489	$3,088

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
SIGNIFICANT ITEMS BY SEGMENT (PRE-TAX) (2)
Agriculture	$(196)	$(26)	$(351)	$(469)
Electronics & Communications	(131)	(2)	(131)	(37)
Industrial Biosciences	1	—	1	(3)
Nutrition & Health	6	(36)	6	(49)
Performance Chemicals	(2)	(33)	(74)	(36)
Performance Materials	(16)	(3)	(16)	(104)
Safety & Protection	4	(3)	4	(58)
Pharmaceuticals	—	—	—	—
Other	5	11	5	(126)
Total significant items by segment	(329)	(92)	(556)	(882)
Corporate expenses	8	(25)	(3)	(84)
Total significant items before income taxes	$(321)	$(117)	$(559)	$(966)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
OPERATING EARNINGS
Agriculture	$88	$(77)	$2,483	$2,138
Electronics & Communications	93	43	334	259
Industrial Biosciences	40	41	169	162
Nutrition & Health	81	58	299	319
Performance Chemicals	229	236	998	1,814
Performance Materials	295	273	1,297	1,225
Safety & Protection	209	133	690	620
Pharmaceuticals	5	9	32	62
Other	(101)	(100)	(377)	(348)
Total segment operating earnings	939	616	5,925	6,251
Corporate expenses	(191)	(215)	(762)	(864)
Interest expense	(108)	(117)	(448)	(464)
Operating earnings before income taxes and exchange gains (losses)	640	284	4,715	4,923
Net exchange gains (losses) (1)	(73)	(54)	(128)	(215)
Operating earnings before income taxes	$567	$230	$4,587	$4,708

(1)  See Schedule D for additional information on exchange gains and losses.

(2)  See Schedule B for detail of significant items.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions, except per share amounts)

SCHEDULE D

Reconciliations of Adjusted EBIT / EBITDA to Consolidated Income Statements

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Income (loss) from continuing operations before income taxes	$122	$(34)	$3,489	$3,088
Add: Significant items before income taxes	321	117	559	966
Add: Non-operating pension/OPEB costs	124	147	539	654
Operating earnings before income taxes	$567	$230	$4,587	$4,708
Less: Net income attributable to noncontrolling interests	—	1	14	25
Add: Interest expense	108	117	448	464
Adjusted EBIT from operating earnings	675	346	5,021	5,147
Add: Depreciation and amortization	387	394	1,603	1,631
Adjusted EBITDA from operating earnings	$1,062	$740	$6,624	$6,778

Reconciliation of Operating Earnings Per Share (EPS) Outlook

The reconciliation below represents the company’s outlook on an operating earnings basis, defined as earnings from continuing operations excluding significant items and non-operating pension/OPEB costs.

	Year Ended December 31,
	2014 Outlook	2013 Actual
Operating EPS	$4.20 - $4.45	$3.88

Significant items
Tax items		0.02
Customer claims charges		(0.24)
Restructuring charge/adjustments		—
Litigation settlement		(0.05)
Asset impairment charge		(0.18)

Non-operating pension/OPEB costs - estimate	(0.09)	(0.39)

EPS from continuing operations (GAAP)	$4.11 - $4.36	$3.04

2014 Operating EPS excludes the potential gain on sale of Glass Laminating Solutions/Vinyls and anticipated costs associated with the separation of the Performance Chemicals segment.

E. I. du Pont de Nemours and Company

Reconciliation of Non-GAAP Measures

(Dollars in millions)

SCHEDULE D (continued)

Exchange Gains/Losses on Operating Earnings

The company routinely uses forward exchange contracts to offset its net exposures, by currency, related to the foreign currency denominated monetary assets and liabilities of its operations. The objective of this program is to maintain an approximately balanced position in foreign currencies in order to minimize, on an after-tax basis, the effects of exchange rate changes. The net pre-tax exchange gains and losses are recorded in Other income, net and the related tax impact is recorded in Provision for (benefit from) income taxes on the Consolidated Income Statements.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012
Subsidiary/Affiliate Monetary Position Gain (Loss)
Pre-tax exchange gains (losses) (includes equity affiliates)	$(42)	$(8)	$(163)	$(58)
Local tax benefits (expenses)	22	9	54	19
Net after-tax impact from subsidiary exchange gains (losses)	$(20)	$1	$(109)	$(39)

Hedging Program Gain (Loss)
Pre-tax exchange gains (losses)	$(31)	$(46)	$35	$(157)
Tax benefits (expenses)	12	16	(12)	54
Net after-tax impact from hedging program exchange gains (losses)	$(19)	$(30)	$23	$(103)

Total Exchange Gain (Loss)
Pre-tax exchange gains (losses)	$(73)	$(54)	$(128)	$(215)
Tax benefits (expenses)	34	25	42	73
Net after-tax exchange gains (losses) (1)	$(39)	$(29)	$(86)	$(142)

As shown above, the “Total Exchange Gain (Loss)” is the sum of the “Subsidiary/Affiliate Monetary Position Gain (Loss)” and the “Hedging Program Gain (Loss).”

(1)  The above Net after-tax exchange gains (losses) excludes gains (losses) attributable to discontinued operations of $0 and $(3) for the three months ended December 31, 2013 and 2012, respectively, and $(5) and $(14) for the twelve months ended December 31, 2013 and 2012, respectively.

Reconciliation of Base Income Tax Rate to Effective Income Tax Rate

Base income tax rate is defined as the effective income tax rate less the effect of exchange gains (losses), as defined above, significant items and non-operating pension/OPEB costs.

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2013	2012	2013	2012

Income (loss) from continuing operations before income taxes	$122	$(34)	$3,489	$3,088
Add: Significant items - (benefit) charge (2)	321	117	559	966
Non-operating pension/OPEB costs	124	147	539	654
Less: Net exchange (losses) gains	(73)	(54)	(128)	(215)
Income from continuing operations before income taxes, significant items, exchange gains (losses), and non-operating pension/OPEB costs	$640	$284	$4,715	$4,923

(Benefit from) provision for income taxes on continuing operations	$(61)	$(38)	$626	$616
Add: Tax benefits (expenses) on significant items	27	26	136	286
Tax benefits (expenses) on non-operating pension/OPEB costs	43	48	179	215
Tax benefits (expenses) on exchange gains/losses	34	25	42	73
Provision for income taxes on operating earnings, excluding exchange gains (losses)	$43	$61	$983	$1,190

Effective income tax rate	(50.0)%	111.8%	17.9%	19.9%
Significant items effect and non-operating pension/OPEB costs effect	51.6%	(96.1)%	2.6%	3.8%
Tax rate, from continuing operations, before significant items and non-operating pension/OPEB costs	1.6%	15.7%	20.5%	23.7%
Exchange gains (losses) effect	5.1%	5.8%	0.3%	0.4%
Base income tax rate from continuing operations	6.7%	21.5%	20.8%	24.2%

(2)  See Schedule B for detail of significant items.